UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2017

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2017, Steel Partners Holdings L.P. (the "Company") filed a Current Report on Form 8-K disclosing that, on December 15, 2017, SPH Group Holdings LLC ("SPH Group"), a subsidiary of the Company, entered into a Preferred Stock Purchase Agreement with Steel Connect, Inc. (formerly known as ModusLink Global Solutions, Inc.) ("STCN") pursuant to which STCN issued 35,000 shares of STCN's newly created Series C Convertible Preferred Stock, par value $0.01 per share, to SPH Group at a price of $1,000 per share, for an aggregate purchase consideration of $35.0 million. The Company further indicated that SPH Group and its affiliates beneficially owned approximately 52% of STCN's outstanding shares, including the Company's direct interest of approximately 46% of STCN's outstanding shares, and as a result, STCN became a consolidated subsidiary of the Company. After further review of the authoritative accounting literature relating to the Company's investments in STCN common and preferred stock, in consultation with the Company's independent registered public accounting firm, the Company has concluded that STCN should not be treated as a consolidated subsidiary of the Company.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

Based upon the conclusions reached in accounting for the Company's investments in STCN's outstanding shares in Item 1.01 above, the Company has determined that its investment in STCN preferred shares did not result in a significant business acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 28, 2018	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ Douglas B. Woodworth
Douglas B. Woodworth
Chief Financial Officer